Filed
In the Office of the
Secretary of State of Texas
June 17, 2010

AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
GLOBAL SMOOTHIE SUPPLY, INC
a Texas Corporation

Pursuant to the provisions of Subchapter B, Chapter 3, Title 1 of the Texas Business Organizations Code (the “TBOC”), the undersigned corporation has adopted the following Amended and Restated Certificate of Formation.

The filing number issued to the Corporation by the secretary of state is: 800455398.

ARTICLE 1.

The name of the Corporation is Global Smoothie Supply, Inc.

ARTICLE 2.

The filing entity is a for-profit corporation.

ARTICLE 3.

The Corporation became subject to the TBOC, effective at 12:01 a.m. January 1, 2010 by operation of law. The following amendments to the Articles of Incorporation of the Corporation (the “Articles of Incorporation”) were adopted on June 17, 2010, in the manner required by the TBOC and the governing documents of the Corporation. This Amendment (1) renames the Articles of Incorporation as the Certificate of Formation. (2) amends Article 1 of the Articles of Incorporation by identifying it with a Roman numeral as Article I and by adding a statement that the filing entity is a for-profit corporation; (3) deletes Articles 2 through 5 in their entirety; and (4) adds new Articles I through X.

The Amended and Restated Certificate of Formation reads in its entirety as follows:

ARTICLE I
The name of the corporation is Global Smoothie Supply, Inc. (the "Corporation"). The filing entity being formed is a for-profit corporation.

ARTICLE II
The registered agent of the Corporation is Harry B. Ireland, Jr., whose address is 4510 Abbott Avenue, Ste. 51, Dallas, Texas 75205.

ARTICLE III
The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code (the "TBOC'').

ARTICLE IV
The total number of shares of capital stock that the Corporation is authorized to issue is one hundred fifty million (150,000,000) shares of capital stock, without par value per share, consisting of one hundred million (100,000,000) shares of no-par value Common Stock, and of fifty million (50,000,000) shares of no-par value Preferred Stock. Each holder of Common and Preferred Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders of the Corporation for each share of Common or Preferred Stock held of record by such holder as of the record date for such meeting;

ARTICLE V
The Board of Directors of the Corporation is authorized to, from time to time, (a) establish by resolution one or more series of the Corporation's unissued shares of any class, Including the Corporation's Preferred Stock, by setting and determining the designations, preferences, limitations, and relative rights, including voting rights, of the series to be established, and (b) issue shares of the series of shares so established, including shares of Preferred Stock;

ARTICLE VI
The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by, or in any manner provided in, the Bylaws or in an amendment thereof duly adopted by the Board of Directors or the shareholders of the Corporation. The number of directors constituting the board is four, and the names and addresses of the people who are to serve as directors until the next annual meeting of shareholders or until their successors are duly elected and qualified is as follows:

NAME	ADDRESS

David C. Tiller	4428 University Blvd.
Dallas, TX 75205

Donald M. Roberts	4428 University Blvd.
Dallas, TX 75205

Harry B. Ireland, Jr.	4428 University Blvd.
Dallas, TX 75205

John M. Gohsman	4428 University Blvd.
Dallas, TX 75205

ARTICLE VII
Regarding any action required or authorized to be taken under the TBOC or the governing documents of the Corporation at an annual or special meeting of the shareholders of the Corporation, the shareholders of any class or series of shares of the Corporation entitled to vote are authorized to take action without holding a meeting, providing notice, or taking a vote, if shareholders of any class or series of shares of the Corporation having at least a majority of votes entitled to vote on the action signs a written consent or consents stating the action taken.

ARTICLE VIII
The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE IX
No director of the Corporation shall be personally liable to the Corporation, its shareholders or another person for an action taken or not taken as a director if the director acted in good faith, with ordinary care and in a manner the director reasonably believed to be in the best interest of the corporation. If the TBOC is hereafter amended to authorize elimination or further limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the full extent permitted by the TBOC, as so amended.

ARTICLE X
The Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other person to which Texas law permits the Corporation to provide Indemnification).

ARTICLE 4

This Amended and Restated Certificate of Formation has been approved in the manner required by the TROC and by the governing documents of the Corporation. This Amended and Restated Certificate of Formation accurately states the text of the current Articles of Incorporation being restated and each current amendment to those Articles of Incorporation being restated, and as they are further amended by this Amended and Restated Certificate of Formation.

ARTICLE 5

This Amended and Restated Certificate of Formation shall be effective when a certificate of filling is issued by the Office of the Secretary of State of Texas.

IN WITNESS WHEREOF, the undersigned does hereby execute this Amended and Restated Certificate of Formation this 17th day of June, 2010.

GLOBAL SMOOTHIE SUPPLY, INC.,
a Texas corporation

By: /s/ David C. Tiller
Chief Executive Officer